Exhibit 10.2

AMENDED AND RESTATED 2006 EQUITY INCENTIVE PLAN

FORM OF PHANTOM STOCK UNIT AWARD AGREEMENT

THIS PHANTOM STOCK UNIT AWARD AGREEMENT (“Agreement”) is made and entered into as of [                    ] (“Grant Date”) by and between IES Holdings, Inc. (f/k/a Integrated Electrical Services, Inc.), a Delaware corporation (“Company”), and [                            ] (“Participant”) pursuant to the terms and conditions of the Company’s Amended and Restated 2006 Equity Incentive Plan dated as of February 9, 2016 (“Plan”), in respect of [                ] Phantom Stock Units. All capitalized terms not defined herein without separate definition shall have the meaning set forth in the Plan.

Section 1. Phantom Stock Unit Award. This Agreement governs an Award of Phantom Stock Units pursuant to the Plan. Each Phantom Stock Unit represents a contractual right in respect of one share of Stock, subject to the satisfaction in full of the performance and service conditions specified herein and the other terms and conditions set forth in this Agreement. The Participant is granted a combination of time-vesting Phantom Stock Units (the “Time-Vesting Phantom Stock Units”) and performance-based Phantom Stock Units (the “Performance-Based Phantom Stock Units”) that vest according to the following schedule:

Time-Vesting Phantom Stock Units:

Number of Time-Vesting Phantom Stock Units	Percentage of Total Phantom Stock Units Granted	Vesting Date
[ ] (“Tranche 1 Time-Vesting Phantom Stock Units”)	6.25%	Tranche 1 Scheduled Vesting Date
[ ] (“Tranche 2 Time-Vesting Phantom Stock Units”)	6.25%	Tranche 2 Scheduled Vesting Date
[ ] (“Tranche 3 Time-Vesting Phantom Stock Units”)	12.5%	Tranche 3 Scheduled Vesting Date
Total: [ ]	25%

Performance-Based Phantom Stock Units:

Target Performance-Based Phantom Stock Units	Percentage of Total Phantom Stock Units Granted	Vesting Date
[ ] (“Tranche 1 Target Performance-Based Phantom Stock Units”)	18.75%	Tranche 1 Scheduled Vesting Date
[ ] (“Tranche 2 Target Performance-Based Phantom Stock Units”)	18.75%	Tranche 2 Scheduled Vesting Date
[ ] (“Tranche 3 Target Performance-Based Phantom Stock Units”)	37.5%	Tranche 3 Scheduled Vesting Date
Total: [ ]	75%

Scheduled Vesting Date: For the purposes of this Agreement, “Scheduled Vesting Date” shall mean the following:

•

With respect to Phantom Stock Units scheduled to vest on the “Tranche 1 Scheduled Vesting Date,” the earlier of (i) December 15, 2019 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ending September 30, 2019 (the “2019 Fiscal Year”);

•

With respect to Phantom Stock Units scheduled to vest on the “Tranche 2 Scheduled Vesting Date,” the earlier of (i) December 15, 2020 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ending September 30, 2020 (the “2020 Fiscal Year”); and

•

With respect to Phantom Stock Units scheduled to vest on the “Tranche 3 Scheduled Vesting Date,” the earlier of (i) December 15, 2021 and (ii) the date that the Company files its Annual Report on Form 10-K for its fiscal year ending September 30, 2021 (the “2021 Fiscal Year”).

Section 2. Time-Vesting Phantom Stock Units. Subject to the service requirement set forth in Section 4, each tranche of the Time-Vesting Phantom Stock Units shall vest on the applicable Scheduled Vesting Date set forth above.

Section 3. Performance-Based Phantom Stock Units. The performance targets applicable to the Performance-Based Phantom Stock Units are established to incent the Participant and other key executives or officers of the Company to cause the Company to achieve superior growth, over the applicable Performance Periods (set forth below), in the Company’s net income. The number of Performance-Based Phantom Stock Units that vest shall be based on the Company’s achievement of cumulative Comprehensive Income Attributable to IES Holdings, Inc. before provision for income taxes and excluding employee stock compensation expense (“Cumulative Income”) for the applicable Performance Period as compared to the Target Cumulative Income for the Performance Period, as set forth in the table below. For the purpose of determining the number of Performance-Based Phantom Stock Units that vest, Cumulative Income is calculated from the Company’s audited financial statements for the years ended September 30, 2019, 2020, and 2021 in accordance with GAAP, except that it does not take into account any (i) gains or losses on the disposition of a business; (ii) restructuring charges; or (iii) Extraordinary Items as determined by the Committee, where “Extraordinary Items” means any item of income or expense that, taking into account the environment in which the Company operates, (a) possesses a high degree of abnormality and is of a type unrelated (or only incidentally related) to the Company’s ordinary and typical activities and (ii) is not reasonably expected to recur in the foreseeable future.

Tranche	Performance Period	Target Cumulative Income
Tranche 1 Target Performance-Based Phantom Stock Units	2019 Fiscal Year	$[ ]
Tranche 2 Target Performance-Based Phantom Stock Units	2019 Fiscal Year and 2020 Fiscal Year	$[ ]
Tranche 3 Target Performance-Based Phantom Stock Units	2019 Fiscal Year, 2020 Fiscal Year and 2021 Fiscal Year	$[ ]

The table set forth in Section I of Annex I sets forth the percentage, if any, of the Target Performance-Based Phantom Stock Units that shall be deemed vested for each Performance Period based on the Company’s achievement of Cumulative Income for that Performance Period (the “Vesting Percentage”). Any Performance-Based Phantom Stock Units that do not vest upon the applicable Scheduled Vesting

Date based on Cumulative Income during the respective Performance Period shall be forfeited. The determination of the final Cumulative Income for each Performance Period shall be made by the Committee in its sole discretion in accordance with the formula above.

Section 4.    Service Vesting Requirement. Except as otherwise expressly specified below, in addition to the applicable performance vesting requirements of Section 3, the right of the Participant to receive payment of any tranche of the Phantom Stock Units shall become vested only if the Participant remains continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the applicable Scheduled Vesting Date as set forth in Section 1. Except as otherwise provided in this Agreement, if the Participant does not remain continuously employed by Company or any majority-owned subsidiary thereof from the date hereof until the applicable Scheduled Vesting Date, all of the unvested Phantom Stock Units subject to this Award shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease upon termination of the Participant’s employment.

Notwithstanding the foregoing, if the Participant’s employment terminates prior to a Scheduled Vesting Date (i) due to the Participant’s death, (ii) due to the Participant’s Disability, (iii) by the Company without Cause, or (iv) by the Participant for Good Reason, the Participant shall be deemed to have become vested in a pro-rated portion of the Phantom Stock Units awarded hereunder (based on the pro-rating formulae below), without regard to the actual achievement of the applicable service condition under this Section 4, provided that, vesting of any tranche of Performance-Based Phantom Stock Units, in addition to being pro-rated as provided below, shall be made following the end of the Performance Period applicable to such award only if and to the extent the performance objectives for such Performance Period have been achieved, as determined by the Compensation Committee, and, further, to the extent the Participant is subject to the Integrated Electrical Services, Inc. (n/k/a IES Holdings, Inc.) Amended and Restated Executive Officer Severance Plan or the IES Holdings, Inc. Amended and Restated Key Employee Severance Plan (each, a “Severance Plan”), the Release (as defined in the Severance Plan) provided therein has become irrevocable. Payment of any Performance-Based Phantom Stock Units shall be made at the same time(s) the performance award(s) for such Performance Period(s) are paid to other participants of such awards or on the date immediately following the date any required Release becomes irrevocable, whichever shall later occur, and payment of any Time-Vesting Phantom Stock Units shall be made within 30 days of termination or on the date immediately following the date any required Release becomes irrevocable, whichever shall later occur.

The pro-rated portion of any units awarded hereunder shall be determined as follows:

(A)

Completed Periods: for each completed Performance Period, 100% of any Phantom Stock Units earned for that Performance Period that have not been settled as of such termination date in accordance with Section 6, calculated and settled in accordance with the terms of this Agreement as if the Participant had remained employed through the applicable Scheduled Vesting Date, plus

(B)	Time-Vesting Phantom Stock Units: for Time-Vesting Phantom Stock Units that are not vested pursuant to clause (A) above, the sum of

(1)

the number of Tranche 1 Time-Vesting Phantom Stock Units multiplied by a fraction (x) the numerator of which is the number of days of Participant’s service from and including October 1, 2018, through September 30, 2019; and (y) the denominator of which is the total number of days from and including October 1, 2018, through September 30, 2019 (i.e., 365 days); plus

(2)

the number of Tranche 2 Time-Vesting Phantom Stock Units multiplied by a fraction (x) the numerator of which is the number of days of Participant’s service from and including October 1, 2018, through September 30, 2020; and (y) the denominator of which is the total number of days from and including October 1, 2018, through September 30, 2020 (i.e., 731 days); plus

(3)

the number of Tranche 3 Time-Vesting Phantom Stock Units multiplied by a fraction (x) the numerator of which is the number of days of Participant’s service from and including October 1, 2018, through September 30, 2021; and (y) the denominator of which is the total number of days from and including October 1, 2018, through September 30, 2021 (i.e., 1096 days); plus

(C)	Performance-Based Phantom Stock Units: for Performance-Based Phantom Stock Units that are not vested pursuant to clause (A) above, the sum of

(1)

the number of Target Tranche 1 Performance-Based Phantom Stock Units multiplied by (a) the Vesting Percentage for the Tranche 1 Performance Period, as determined by the Committee when and as such determination is made for other Participants, and further multiplied by (b) a fraction (x) the numerator of which is the number of days of Participant’s service from and including October 1, 2018 through September 30, 2019; and (y) the denominator of which is the total number of days from and including October 1, 2018, through September 30, 2019 (i.e., 365 days); plus

(2)

the number of Target Tranche 2 Performance-Based Phantom Stock Units multiplied by (a) the Vesting Percentage for the Tranche 2 Performance Period, as determined by the Committee when and as such determination is made for other Participants, and further multiplied by (b) a fraction (x) the numerator of which is the number of days of participant’s service from and including October 1, 2019 through September 30, 2020; and (y) the denominator of which is the total number of days from and including October 1, 2019, through September 30, 2020 (i.e., 366 days); plus

(3)

the number of Target Tranche 3 Performance-Based Phantom Stock Units multiplied by (a) the Vesting Percentage for the Tranche 2 Performance Period, as determined by the Committee when and as such determination is made for other Participants, and further multiplied by (b) a fraction (x) the numerator of which is the number of days of participant’s service from and including October 1, 2020 through September 30, 2021; and (y) the denominator of which is the total number of days from and including October 1, 2020, through September 30, 2021 (i.e., 365 days).

Notwithstanding the foregoing and anything in this Agreement or the Plan to the contrary, if the Participant is a participant in a Severance Plan at the time he or she experiences a Qualifying Termination (as defined in the applicable Severance Plan), the terms and conditions of this Agreement shall apply to any vesting of this award prior to a Change of Control; however, the terms of the Severance Plan shall apply to the determination of a Qualifying Termination, any vesting of this award following a Change of Control and to any other terms or conditions of severance, such as the requirement to timely execute and not revoke a Release.

An example of the calculation of the number of pro-rated Phantom Stock Units that vest in accordance with this Section, provided for illustrative purposes only, is set forth in Section II of Annex A.

For purposes of this Agreement,

“Cause” means (i) the Participant’s gross negligence in the performance or intentional nonperformance of any of the Participant’s material duties and responsibilities to the Company or any of its affiliates; (ii) the Participant’s dishonesty, theft, embezzlement or fraud with respect to the business, property, reputation or affairs of the Company or any of its affiliates, (iii) the Participant’s conviction of, or a plea of other than not guilty to, a felony or a misdemeanor involving moral turpitude; (iv) the Participant’s confirmed drug or alcohol abuse that materially affects the Participant’s service or violates the Company’s drug or alcohol abuse policy; (v) the Participant’s violation of a material Company personnel or similar policy, such policy having been made available to the Participant; or (vi) the Participant’s having committed any material violation of any federal or state law regulating securities (without having relied on the advice of the Company’s attorney) or having been the subject of any final order, judicial or administrative, obtained or issued by the Securities and Exchange Commission, for any securities violation involving fraud, including, without limitation, any such order consented to by the Participant in which findings of facts or any legal conclusions establishing liability are neither admitted nor denied.

“Good Reason” shall mean the Participant’s termination of employment due to, and within thirty (30) days following, the occurrence of any of the following without the Participant’s written consent: (i) a material reduction in the Participant’s duties and responsibilities; (ii) a material reduction in the Participant’s annual rate of base cash compensation; or (iii) a change in the location of the Participant’s principal place of employment to a location more than 50 miles from that in effect immediately prior to the Change in Control. Notwithstanding the foregoing, to effect a termination for Good Reason, the Participant must provide the Company with written notice of the events alleged to constitute Good Reason hereunder and may not terminate employment for Good Reason if the Company shall cure such conduct within 30 days of receiving such written notice from the Participant.

Section 5. Effect of a Change in Control. Notwithstanding the provisions of Section 4 hereof, this Section 5 shall apply to determine the vesting of the unvested Phantom Stock Units upon the occurrence of a Change in Control prior to a Scheduled Vesting Date.

If, immediately following the occurrence of the Change in Control, the value of the Phantom Stock Units is determined by reference to a class of stock that is publicly traded on an established U.S. securities market (a “Publicly Traded Stock”), including by reason of an adjustment pursuant to Section 7 or the assumption of this Award by the corporation surviving any merger or other corporate transaction or the publicly traded parent corporation thereof (the “Successor Corporation”), the performance conditions with respect to the Performance-Based Phantom Stock Units shall be deemed met at maximum levels, and the Participant’s rights with respect to the Time-Vesting Phantom Stock Units and the Performance-Based Phantom Stock Units shall become vested subject only to satisfaction of the service conditions specified in Section 4. In such circumstance, in addition to provisions specified in Section 4, the service conditions will be deemed satisfied in full upon any termination of the Participant’s employment (i) by the Company other than for Cause or (ii) by the Participant for Good Reason, in either, case occurring on or after such a Change in Control.

If the value of the Phantom Stock Units is not determined by reference to a Publicly Traded Stock immediately following the occurrence of the Change in Control, whether because the Successor Corporation does not have Publicly Traded Stock or determines not to assume this Award, the unvested Phantom Stock Units subject to this Award shall vest in full, with performance conditions deemed met at maximum levels, upon the occurrence of such Change in Control.

Any Phantom Stock Units that become vested pursuant to this Section 5 shall be payable in accordance with Section 6 hereof; provided that, notwithstanding the foregoing and anything in this Agreement or the Plan to the contrary, if the Participant is a participant in a Severance Plan at the time he or she experiences a Qualifying Termination (as defined in the Severance Plan) upon the occurrence of a Change in Control prior to a Scheduled Vesting Date, the terms of the Severance Plan shall apply to any vesting of this award.

Notwithstanding the foregoing, in any circumstance or transaction in which compensation payable pursuant to this Agreement would be subject to the income tax under Section 409A (as defined below) if the Plan’s definition of “Change in Control” were to apply, but would not be so subject if the term “Change in Control” were defined herein to mean a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5), then “Change in Control” means, but only to the extent necessary to prevent such compensation from becoming subject to the income tax under Section 409A, a transaction or circumstance that satisfies the requirements of both (1) a Change in Control as defined in the Plan, and (2) a “change in control event” within the meaning of Treasury Regulation § 1.409A-3(i)(5).

Section 6. Payment of Award. Except as otherwise provided herein, subject to the Participant’s continuous employment with the Company from the Grant Date through the applicable Payment Event (as defined below), payment in respect of Phantom Stock Units that become vested and payable pursuant to this Agreement shall be made within 30 days following the earliest to occur of: (i) the Scheduled Vesting Date, (ii) termination of Participant’s employment due to his death, (iii) termination of Participant’s employment due to his Disability, (iv) termination of Participant’s employment by the Company without Cause or by the Participant for Good Reason, in either case, prior to a Change in Control or (v) termination of Participant’s employment by the Company without Cause or by the Participant for Good Reason, in either case, following a Change in Control after which the value of the Phantom Stock Units is determined by reference to a class of Publicly Traded Stock or a Change in Control after which the value of the Phantom Stock Units is not determined by reference to a class of Publicly Traded Stock (each of (i) through (v), a “Payment Event”). Unless the Committee shall direct that the Company settle any Phantom Stock Units that become payable following the occurrence of a Change in Control in cash, the Phantom Stock Units shall be settled in shares of Stock (or any other equity to which the Phantom Stock Units relate by reason of an adjustment pursuant to Section 7 or an assumption of this Award by a Successor Corporation). If the Committee determines to settle such Phantom Stock Units in cash, the amount of cash payable shall be based upon the Fair Market Value of a share of Stock (or any other equity to which the Phantom Stock Units relate by reason of an adjustment pursuant to Section 7) on the date of the applicable Payment Event. Any payment made in settlement of Phantom Stock Units shall be subject to any and all applicable tax withholding requirements the Company, which may be effected from any shares issuable in respect thereof by withholding therefrom the greatest number of whole shares having a Fair Market Value not in excess of the lesser of (i) the taxes payable in respect of the amount payable under this Section 6, and (ii) the maximum amount that may be withheld from such payment without the Company having to apply liability accounting for financial accounting purposes. All unvested Phantom Stock Units that do not become payable upon the occurrence of the first Payment Event shall be immediately forfeited for no consideration and the Participant’s rights with respect thereto shall cease as of such Payment Event.

Section 7. Adjustments for Corporate Transactions. In the event that there shall occur any Recapitalization (i) the number of (and, if applicable, securities related to) the Phantom Stock Units and (ii) the Cumulative Income targets shall be adjusted by the Committee in such manner as the Committee determines is necessary or appropriate to prevent any enhancement or diminution of the Participant’s rights and opportunities hereunder. To the extent that the Phantom Stock Units awarded herein shall be deemed to relate to a different number of shares of Stock or different securities as a result of any such adjustment, such additional number of shares or other securities shall be subject to the restrictions of the Plan and this Agreement and the vesting conditions specified herein.

Section 8. Golden Parachute Excise Tax. Notwithstanding anything in this Agreement to the contrary, if the Participant is a “disqualified individual” (as defined in section 280G(c) of the Code), and the payments and benefits to be provided to the Participant under this Agreement, together with any other payments and benefits to which the Participant has the right to receive from the Company or any other person, would constitute a “parachute payment” (as defined in section 280G(b)(2) of the Code) (collectively, “Participant’s Parachute Payment”), then the Participant’s Parachute Payments (a) shall be reduced (but not below zero) so that the present value of such total amounts and benefits received by the Participant will be $1.00 less than three times the Participant’s “base amount” (as defined in section 280G(b)(3) of the Code), so that no portion of the amounts to be received will be subject to the excise tax imposed by section 4999 of the Code or (b) shall be paid in full, whichever of (a) and (b) produces the better “net after-tax” benefit to the Participant (taking into account all applicable taxes, including any excise tax imposed under section 4999 of the Code). To the extent that the Participant is party to any arrangement with the Company that provides for the payment of cash severance benefits, the benefits payable thereunder shall be reduced (but not below zero) in accordance with the provisions of such arrangement prior to any reduction in the benefits payable hereunder. The determination as to whether any such reduction in the amount of the payments and benefits provided hereunder is necessary shall be made by the Company in good faith.

Section 9. Restrictions on Transfer. Neither this Award nor any Phantom Stock Units covered hereby may be sold, assigned, transferred, encumbered, hypothecated or pledged by the Participant, other than to the Company as a result of forfeiture of the Phantom Stock Units as provided herein.

Section 10. No Shareholder Rights. The Phantom Stock Units granted pursuant to this Award, whether or not vested, will not confer upon the Participant any rights as a shareholder, including, without limitation, the right to receive or to be credited with any dividends or dividend equivalents or to vote any shares of Stock, unless and until the Award is paid in shares of Stock in accordance with the terms hereof. Nothing in this Section 10 shall be construed to override the right of a Participant to have the number of Phantom Stock Units adjusted in accordance with the provisions of Section 7 hereof.

Section 11. Award Subject to Plan. This Phantom Stock Unit Award is subject to the terms of the Plan, the terms and provisions of which are hereby incorporated by reference. Unless otherwise expressly provided herein, noting in this Agreement shall be construed to limit any authority afforded to the Committee pursuant to the terms of the Plan. In the event of a conflict or ambiguity between any term or provision contained herein and a term or provision of the Plan, the Plan will govern and prevail.

Section 12. No Right of Employment. Nothing in this Agreement shall confer upon the Participant any right to continue as an employee of, or other service provider to, the Company or any of its subsidiaries, nor interfere in any way with the right of Company or any such subsidiary to terminate the Participant’s employment or other service at any time or to change the terms and conditions of such employment or other service.

Section 13. No Guarantee of Tax Consequences. None of the Board, the Committee, the Company or any affiliate of any of the foregoing makes any commitment or guarantee that any federal, state, local or other tax treatment will (or will not) apply or be available to the Participant (or to any person claiming through or on behalf of the Participant) and shall have no liability or responsibility with respect to taxes (and penalties and interest thereon) imposed on the Participant (or on any person claiming through or on behalf of the Participant) as a result of this Agreement.

Section 14. Section 409A. Notwithstanding the other provisions hereof, this Agreement is intended to comply with or otherwise be exempt from the requirements of Section 409A of the Code and the regulations and administrative guidance promulgated thereunder (“Section 409A”), to the extent applicable, and this Agreement shall be interpreted to avoid any taxes or penalty sanctions under Section 409A. Accordingly, all provisions herein, or incorporated by reference, shall be construed and interpreted to comply with or otherwise be exempt from Section 409A. No interest will be payable with respect to any amount paid within a time period permitted by, or delayed because of, Section 409A. All payments to be made upon a termination of the Participant’s employment under this Agreement that constitute deferred compensation for purposes of Section 409A may only be made upon a “separation from service”

under Section 409A. For purposes of Section 409A, each payment made under this Agreement shall be treated as a separate payment. Any amount payable to the Participant pursuant to this Agreement during the six (6) month period immediately following the date of the Participant’s termination of employment that is not otherwise exempt from Section 409A, then such amount shall hereinafter be referred to as the “Excess Amount.” If at the time of the Participant’s separation from service, the Company’s (or any entity required to be aggregated with the Company under Section 409A) stock is publicly-traded on an established securities market or otherwise and the Participant is a “specified employee” (as defined in Section 409A), then the Company shall postpone the commencement of the payment of Excess Amount for six (6) months following the date of the Participant’s termination of employment. The delayed Excess Amount shall be paid in a lump sum to the Participant on the Company’s first normal payroll date following the date that is six (6) months following the date of the Participant’s termination of employment. If the Participant dies during such six (6) month period and prior to the payment of the portion of the Excess Amount that is required to be delayed on account of Section 409A, such Excess Amount shall be paid to the Participant’s estate within sixty (60) days after the Participant’s death.

Section 15. Clawback. Notwithstanding any other provisions in the Plan or this Agreement, any compensation payable pursuant to this Agreement that is subject to recovery under any law, government regulation or stock exchange listing requirement, will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by the Company pursuant to any such law, government regulation or stock exchange listing requirement).

Section 16. Data Privacy. The Participant expressly authorizes and consents to the collection, possession, use, retention and transfer of personal data of the Participant, whether in electronic or other form, by and among Company, its Affiliates, third-party administrator(s) and other possible recipients, in each case for the exclusive purpose of implementing, administering, facilitating and/or managing the Participant’s Awards under, and participation in, the Plan. Such personal data may include, without limitation, the Participant’s name, home address and telephone number, date of birth, Social Security Number, social insurance number or other identification number, salary, nationality, job title and other job-related information, tax information, the number of Company shares held or sold by the Participant, and the details of all Awards (including any information contained in this Award and all Award-related materials) granted to the Participant, whether exercised, unexercised, vested, unvested, cancelled or outstanding.

Section 17. Entire Agreement. This Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof. No waiver of any breach or condition of this Agreement shall be deemed to be a waiver of any other or subsequent breach or condition whether of like or different nature.

Section 18. Successors and Assigns. The provisions of this Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns and upon the Participant’s, the Participant’s assigns and the legal representatives, heirs and legatees of the Participant’s estate, whether or not any such person shall have become a party to this Agreement and have agreed in writing to be join herein and be bound by the terms hereof.

Section 19. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, and each provision of this Agreement shall be severable and enforceable to the extent permitted by law.

Section 20. Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument. Counterpart signature pages to this Agreement transmitted by facsimile transmission, by electronic mail in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, will have the same effect as physical delivery of the paper document bearing an original signature.

Section 21. Governing Law. This Agreement shall be construed and enforced in accordance with the laws of the State of Delaware, without giving effect to the choice of law principles thereof.

[SIGNATURES ON NEXT PAGE]

By signing below, the Participant accepts this Award, and acknowledges and agrees that this Award is granted under and governed by the terms and conditions of the Plan and this Agreement.

PARTICIPANT:	IES HOLDINGS, INC.

By:
Name:
Its:

Annex I

I.	Determination of Percentage of Performance-Based Phantom Stock Units Vested:

Percentage of Target Cumulative Income Earned	Percentage of Target Performance-Based Phantom Stock Units Vested (“Vesting Percentage”)
75%	50%
87.5%	75%
100%	100%
105%	110%
110%	120%

For each Performance Period, Cumulative Income earned will be calculated by the Committee and converted to a percentage of the Target Cumulative Income for that Performance Period, as set forth in Section 3. For example, if the Target Cumulative Income for a Performance Period is $74,000,000 and the actual Cumulative Income for the Performance Period is $66,600,000, the Percentage of Target Cumulative Income Earned for that Performance Period would be 90%. For achievement of Cumulative Income between any of the stated performance thresholds, the Percentage of Target Performance-Based Phantom Stock Units earned shall be determined by mathematical interpolation between such thresholds (e.g., if 90% of the Target Cumulative Income for a Performance Period is earned, 80% will be the vesting percentage, and 80% of the Target Performance-Based Phantom Stock Units attributable to that Performance Period will be vested).

Annex II

An example of the calculation set forth in Section 4 of the Agreement, provided for illustrative purposes only, is set forth below:

For the purposes of this example, the following assumptions apply:

•	the Participant was granted a total of 800 Phantom Stock Units, as shown below:

•	the Participant is terminated by the Company without Cause on November 15, 2019 (without a Change of Control); and

•

the Committee ultimately determines the Vesting Percentage based on Cumulative Income Earned to be 75% for the Fiscal 2019 Period, 85% for the Fiscal Year 2019 through Fiscal Year 2020 Period, and 95% for the Fiscal Year 2019 through Fiscal Year 2021 Period

Time-Based Phantom Stock Units: 200 Units, of which 115.61 Vest Based on Pro-rating

			Pro rata Accelerated Vesting Calculation
	% of Total Units	# of Units	Actual Days Served Period	Days	Total Service Period	Prorated %	Prorated Vesting #
Tranche 1	6.25%	50	10/1/2018-10/1/2019	365	365	100%	50
Tranche 2	6.25%	50	10/1/2018-10/1/2020	411	731	56%	28.11
Tranche 3	12.50%	100	10/1/2018-10/1/2021	411	1096	38%	37.5

Total	25.00%	200					115.61

Performance-Based Phantom Stock Units: 600 Units, of which 128.52 Vest Based on Pro-rating

						Pro rata Accelerated Vesting Calculation
	% of Total Units	# of Units	Performance Based Vesting %	Performance Based Vesting #	Scheduled Vesting Date	Actual Days Served Period	Days	Total Service Period	Prorated %*	Prorated Vesting #
Tranche 1	18.75%	150	75%	112.50	12/15/2019	10/1/2018-9/30/2019	365	365	100%	112.50
Tranche 2	18.75%	150	85%	127.50	12/15/2020	10/1/2019-9/30/2020	46	366	13%	16.02
Tranche 3	37.50%	300	95%	285.00	12/15/2021	10/1/2020-9/30/2021	0	365	0%	—

Total	75.00%	600		525.00						128.52

*	Percentages have been rounded for illustrative purposes.